Exhibit 97.1
Executive Officer Policy - NYSE Clawback Policy
PURPOSE
This NYSE Clawback Policy (the “Policy”) is adopted by the Compensation Policy Committee of the Board of Directors (the “Board”) of Marriott Vacations Worldwide Corporation (the “Company”) on May 11, 2023 and amended on February 15, 2024 and shall be effective as so amended from and after February 15, 2024.
POSITIONS COVERED
The positions covered by this policy include (i) each person required to be covered by Section 303A.14 of the New York Stock Exchange (the “Exchange) Listed Company Manual as it may be amended from time to time (the “Manual”), and (ii) the positions set forth on Exhibit A, if any (collectively, the “Covered Persons”).
RESTATEMENT OF FINANCIAL STATEMENTS
In the event that the Company is required to restate its financial results due to material non-compliance with any financial reporting requirement under the securities laws as generally applied, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in material misstatements if the error were corrected in the current period or left uncorrected in the current period, the Compensation Policy Committee will review all compensation that is or was granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure (such compensation, whether determined wholly or in part from such measure under GAAP or on a non-GAAP basis and whether or not such measure is presented within the financial statements, and including stock price and total shareholder return, is referred to as “Incentive Based Compensation”) to Covered Persons, in each case to the extent such Incentive Based Compensation was paid, awarded, earned or vested during the recovery period as set forth in Section 303A.14 of the Manual. If the Compensation Policy Committee determines that any Incentive Based Compensation would have been lower had it been determined or calculated based on such restated results, the Compensation Policy Committee will seek, for the benefit of the Company, recoupment from any Covered Person that benefited from the misstated results, all erroneously awarded, paid or vested Incentive Based Compensation during the recovery period, unless the Compensation Policy Committee determines that recovery would be impracticable and is not required under Rule 10D-1 of the Securities Exchange Act of 1934, as amended, including because the (i) direct expenses to third parties to assist in the recovery (e.g., legal expenses, consulting fees, etc.) would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover and provided documentation of the Company’s reasonable attempt to the Exchange; (ii) recovery would violate the home country laws of a foreign private issuer, and the Company obtained a legal opinion to that effect and has provided such opinion to the Exchange; or (iii)
1 of 3

recovery would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the Company to fail to meet the requirements of the Internal Revenue Code.
The amount that will be subject to recoupment is the sum of (i) the amount of Incentive Based Compensation received that exceeds the amount of Incentive Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid and (ii) for Incentive Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Based Compensation was received; and (B) documentation of the determination of that reasonable estimate shall be provided to the Exchange.
ADMINISTRATION OF THE POLICY
The Company may recover or recoup compensation from a Covered Person by requiring such person(s) to pay such amount(s) to the Company, by set-off, by reducing future compensation, by forfeiting unvested equity awards, or by such other means or combination of means as the Board or Compensation Policy Committee determines to be appropriate.
The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive Based Compensation arrangements with Covered Persons.
If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
2 of 3

Exhibit A
OTHER POSITIONS COVERED BY POLICY
Other members of the Company’s Executive Committee, including:
•Executive Vice President and Managing Director, Interval International
•Executive Vice President and Chief Marketing & Sales Officer

3 of 3